Dear Shareholder:

Over the past several weeks, we have reached out to you concerning your proxy vote on important matters regarding the Sentinel Funds in which you invest.  Our records indicate that we have not yet received your vote.

As mentioned in previous communications, each Fund requires a certain number of votes in order to conduct the Shareholder meeting on March 2, 2015.  Therefore, your vote is critically important no matter how many, or how few, shares you may own.

Our proxy solicitor is reaching out to shareholders like you who have not yet voted your shares.  Their phone number, which will appear in the caller id, is 888-292-5668.   If our proxy solicitor calls you, please answer the call to vote your shares.

The Board has approved each Proposal and recommends that you vote “FOR” each Proposal.

Voting is quick and easy.  Please vote now using one of these methods:

1. Call 1-888-292-5668 to Speak with a Live Agent and Vote
For you convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist in registering your vote.
2. Vote By Internet
Please visit the website noted on the enclosed proxy voting card and follow the online instructions.
3. Vote by Mail
Please mail your signed proxy voting card(s) in the postage-paid envelope.
4. Vote by Touch-Tone Phone
Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

As soon as you are able to vote your shares, the voting records will be updated to reflect your participation and you will no longer receive reminder mailings or telephone calls.   We truly appreciate your participation in the proxy voting process.

Sincerely,

 Sentinel Group Funds, Inc.